Exhibit 10.1
Amendment No. 1 to
NACCO Natural Resources Excess Retirement Plan

WHEREAS, NACCO Natural Resources Corporation (the “Company”) sponsors the NACCO Natural Resources Excess Retirement Plan (the “Plan”);
WHEREAS, the Company desires to amend the Plan to provide for a separate deferral election for the Plan that commences once a Participant meets the deferral limit under Internal Revenue Code Section 402(g) in the NACCO Natural Resources Corporation Retirement Savings Plan; and
WHEREAS, the Company hereby amends the Plan as follows:
1.Effective January 1, 2026, the following is added at the end of the last paragraph of Section 3.01(a) is amended in its entirety as follows:

“(a)    Amount of Excess 401(k) Benefits. Each Participant may, on or prior to each December 31st, elect to reduce his Compensation for the next Plan Year by a specified percentage, in 1% increments, with a maximum of 50%, of his Compensation for the Plan Year. All amounts deferred under this Section shall be referred to herein collectively as the “Excess 401(k) Benefits.” Deferrals for Excess 401(k) Benefits will not begin until the Participant has met the limit under Code Section 402(g), which may result in the Participant’s effective deferral election to be lower than the Participant’s actual deferral election. Notwithstanding the foregoing, a Participant’s direction to reduce a Bonus earned during a particular Plan Year shall be made no later than December 31st of the Plan Year preceding the Plan Year in which the Bonus commences to be earned.”

Executed, this 16th day of December, 2025.

NACCO NATURAL RESOURCES CORPORATION

By:	/s/ Sarah E. Fry
Sarah E. Fry
Vice President, Associate General Counsel & Assistant Secretary